Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Investor Relations — Anne Bork (248) 447- 5914

Media — Andrea Puchalsky (248) 447-1651

Lear Corporation Appoints Henry Wallace
to Board of Directors

     Southfield, Mich., February 10, 2005 — Lear Corporation [NYSE: LEA] today announced that Henry D. G. Wallace has been appointed to Lear’s Board of Directors, effective immediately.

     Wallace retired as a senior executive from Ford Motor Company in 2001, following a 30-year career with the automaker. He recently served as group vice president and chief financial officer, and he held numerous other senior level positions, including group vice president, Asia Pacific Operations, president of Mazda Motor Corporation, vice president European Strategic Planning, president, Ford Venezuela and controller, Ford Mexico.

     “Henry’s extensive international automotive experience and financial background nicely complement the experience and skills of the other members of our board,” said Bob Rossiter, chairman and chief executive officer of Lear Corporation. “We are very fortunate to gain a leader with his considerable financial expertise, business acumen and operating experience in the strategically important Asia Pacific region. He will be an excellent addition to our board of directors.”

     Wallace earned a bachelor’s degree in Economics from the University of Leicester in the United Kingdom.

     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $17 billion in 2004, Lear is one of the world’s largest automotive interior systems suppliers. The company’s world-class products are designed, engineered and manufactured by more than 110,000 employees in 34 countries. Further information about Lear and its products is available on the internet at www.lear.com.